KongZhong Corporation Announced the Launch of Tian Jie Online on China Mobile's Mobile Online Game Platform

BEIJING, Sept. 10 /Xinhua-PRNewswire/ -- KongZhong Corporation (Nasdaq: KONG), a leading wireless value-added services and wireless media company in China, today announced that Tian Jie Online, a massively multiplayer online role-playing game (MMORPG), developed and operated by the Company, passed China Mobile's testing and was launched on China Mobile's Mobile Online Game Platform on September 10.

Tian Jie Online is an MMORPG developed by KongZhong Mammoth, a leading mobile game R&D company acquired by the Company in 2005. The game operates on the "free to play and pay for items" model. Since its open testing in the third quarter of 2007, the game has accumulated over two million registered players.

China Mobile spent about one year developing its Mobile Online Game Platform in order to foster the growth of the mobile online game industry. Tian Jie Online is among the first three mobile online games to be running on China Mobile's Mobile Online Game Platform. Three Kingdoms Online, another mobile online game developed by the Company, also passed China Mobile's testing and is expected to be launched on China Mobile's Mobile Online Game Platform before September 25.

"After the acquisition of KongZhong Mammoth in 2005 and with the open testing of Tian Jie Online in 2007, we have gained a competitive advantage in the mobile online game industry in China," commented by Nick Yang, President of the Company, "We are glad that two of our games passed China Mobile's testing for its Mobile Online Game Platform. We believe we will further expand our cooperation in mobile online games with telecommunications operators such as China Mobile. We expect our mobile online game business to grow rapidly and become a more significant business line for KongZhong."

About KongZhong:

KongZhong Corporation is a leading wireless value-added services and wireless media company in China. The Company delivers wireless value-added services to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVATM, short messaging service (SMS), interactive voice response (IVR), and color ring-back tone (CRBT). The Company also operates three wireless Internet sites, Kong.net, Ko.cn and cn.NBA.com, which enable users to access media, entertainment and community content directly from their mobile phones.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding trends in the wireless value-added services, wireless Internet and mobile advertising industries and our future results of operations, financial condition and business prospects. Although such statements are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on them. These statements involve risks and uncertainties, and actual market trends and our results may differ materially from those expressed or implied in these forward looking statements for a variety of reasons. Potential risks and uncertainties include, but are not limited to, continued competitive pressure in China's wireless value-added services, wireless Internet and mobile advertising industries and the effect of such pressure on prices; unpredictable changes in technology, consumer demand and usage preferences in this market; the state of and any change in our relationship with China's telecommunications operators, which may be affected by the on-going restructuring of the PRC telecommunications industry as announced by the Ministry of Industry and Information Technology in May 2008; our dependence on the billing systems of telecommunications operators for our performance; the outcome of our investment of operating income generated from the wireless value-added services segment into the development of our wireless Internet segment; changes in the regulations or policies of the Ministry of Industry and Information Technology and other relevant government authorities; and changes in political, economic, legal and social conditions in China, including the Chinese government's policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China's telecommunications market. For additional discussion of these risks and uncertainties and other factors, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

For more information, please contact:
Investor Contact:	Media Contact:
Sam Sun	Xiaohu Wang
Chief Financial Officer	Manager
Tel.: +86-10-8857-6000	Tel: +86-10-8857-6000
Fax: +86-10-8857-5891	Fax: +86-10-8857-5900
Email: ir@kongzhong.com	Email: xiaohu@kongzhong.com